Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES THIRD QUARTER OPERATING RESULTS

LENEXA, Kansas (November 9, 2016) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter and first nine months of 2016. An investor conference call is scheduled for 11:15 a.m. EDT on Thursday, November 10, 2016 (see details below) to discuss these operating results and other topics of interest.

Highlights for Quarter Ended September 30, 2016

●	Gross profit margin increased to approximately 46.9% of total revenue in the third quarter of 2016, compared with 40.0% in the prior-year quarter 2015 and 28.9% in the second quarter of 2016. The improvement in gross profit margin relative to the prior-year quarter and second quarter 2016 was primarily due to resolution of product issues that caused us to rework our entire installed base of FirstVU HD’s which resulted in high levels of scrap. We believe the FirstVU HD product issues have been resolved and that gross margins should return to more normal levels in future quarters as exhibited in third quarter 2016.

●	Total revenues were approximately $4.3 million in the third quarter of 2016, compared with approximately $5.0 million in the quarter ended September 30, 2015. We attribute the 15% decrease to ongoing confusion caused by a competitor’s misleading press release regarding our patents combined with delayed FirstVU HD sales while we resolved the product issues. We believe that the demand for package orders that include the patented VuLink automatic activation system together with our in-car and body worn cameras are increasing as our customers become more aware of our patents and the VuLink benefits.

●	The Company shipped three orders in excess of $100,000 each during the most recent quarter, for a total of $1.1 million, compared with seven individual orders exceeding $100,000 each in the year-earlier quarter, for a total of $1.3 million.

●	International revenues increased to $827,452 (19% of total revenues) during third quarter 2016, compared to $3,151 (less than 1% of total revenues) during third quarter 2015. Third quarter 2016 revenues were aided by approximately $760,000 of revenue generated by an order from a non-law enforcement international customer for our FirstVU HD body worn cameras, storage systems and extended service agreement. This order demonstrates the possibilities of deploying our FirstVU HD body cameras across various industries and applications in addition to the traditional law enforcement market.

●	Total Selling, General and Administrative (“SG&A”) expenses increased $1,114,416 in the third quarter 2016 compared to the third quarter 2015. The increase was primarily due to litigation expenses, timing of recording our Title Sponsorship of the Web.com Tour golf tournament, national law enforcement continuing education training, and higher compensation expense in the third quarter of 2016 compared to $172,623 in third quarter 2015. We view these as extraordinary expenses that are expected to be minimized in future quarters.

●	The Company reported an operating loss of ($3,241,641) for the quarter ended September 30, 2016, compared with an operating loss of ($2,140,785) in the three months ended September 30, 2015.

●	A net loss of ($3,255,579), or ($0.61) per share, was recorded in the third quarter of 2016, compared with a net loss of ($2,141,163), or ($0.45) per share, in the corresponding period of the previous year.

●	On a non-GAAP basis, the Company recorded an adjusted EBITDA loss of ($2,684,671), or ($0.50) per share, in the most recent quarter, compared with a non-GAAP adjusted EBITDA loss of ($1,513,189), or ($0.32) per share, in the three months ended September 30, 2015.

●	On October 14, 2016, Digital Ally received a favorable ruling in its case against Taser International, allowing it to commence discovery regarding antitrust claims. The ruling allows Digital Ally to begin discovery, which includes requests for the production of documents, interrogatories and depositions of Taser employees, former employees and consultants. The ruling also allows the Company to undertake discovery of Taser’s customers beginning with subpoenas, production of documents and in time, depositions of the customers’ employees and former employees.

Management Comments

“We believe our third quarter 2016 revenues were negatively impacted by the ongoing confusion caused by Taser’s misleading press release regarding our patents,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. Additionally, our FirstVU HD sales were hindered by FirstVu HD production issues in 2016. We expect FirstVU HD sales to recover during the remainder of 2016 because we have resolved the FirstVU HD product issues and continue to prosecute the patent lawsuits against our competitors. We believe that the “auto-activation” technology embodied in our VuLink product is becoming a standard requirement for agencies utilizing body-worn cameras. We are encouraged by the progress of litigation instituted against our competitors to protect our patented technology, given the favorable ruling in the Taser International lawsuit we recently announced.”

“The media has recently brought attention to the necessity of auto-activation in body-worn cameras as new programs are implemented as high profile incidents have occurred where the equipment was not activated. As a result, many law enforcement agencies, both domestic and international, are actively testing and evaluating the FirstVu HD and our patented VuLink auto-activation technology. We expect demand for both the FirstVu HD and VuLink to accelerate during the balance of 2016 and 2017. We have dramatically increased our production and delivery capabilities relative to the FirstVU HD body-worn camera, and we continue to develop other new products. We believe a shift is occurring in the buying pattern of our current and prospective customers because our patented VuLink ecosystem that provides officers with auto-activation of in-car and body camera systems has generated significant interest among law enforcement agencies. Agencies and the public alike are recognizing the importance and value of collecting video evidence of interactions between law enforcement and civilians from multiple perspectives and automatically activating the recordings in high-stress situations. As policy and proper funding fall into place, we are optimistic these evaluation programs will continue to culminate in sales as the potential customers evaluate our patented VuLink auto-activation technology coupled with our body-worn and in-car video camera solutions.”

“The Company’s gross margin increased to 46.9% of revenue in the third quarter of 2016, from 28.9% in the second quarter 2016. This gross margin improvement was primarily attributable to resolving workmanship issues we became aware of in the second quarter 2016 on the printed circuit boards used in our FirstVU HD product. The workmanship problems resulted in a high rate of contaminated third party PCB boards in our finished goods inventory, as well as deployed units in the field that had to be replaced. The contract manufacturer did not follow our specifications regarding the flux used in the soldering process for certain of the components utilized in the PCB board assemblies and the vendor is correcting its quality control procedures to address this issue. We believe the FirstVU HD connector upgrade program that adversely affected previous quarters’ gross margins has been completed. Therefore, we believe that gross margins should return to more normal levels in future quarters.”

Third Quarter Operating Results

For the three months ended September 30, 2016, the Company’s revenue decreased 15% to approximately $4.3 million, compared with revenue of approximately $5.0 million in the three months ended September 30, 2015. We attribute the decrease to ongoing confusion caused by a competitor’s misleading press release regarding our patents combined with delayed FirstVu HD sales while we resolved the product production issues. We expect FirstVu HD sales to recover during the remainder of 2016 and 2017 because we believe we have resolved the production issues and continue to prosecute the patent lawsuits against our competitors. We believe the VuLink product differentiates our product offerings from our competitors and customers will become more familiar with our patented “auto-activation” technology. We believe our “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras.

Digital Ally shipped three orders in excess of $100,000 each during the most recent quarter, which generated combined revenue of approximately $1.1 million. During the third quarter of 2015, the Company shipped seven orders valued individually at greater than $100,000, which generated combined revenue of approximately $1.3 million.

Gross profit decreased less than 1% to $2,033,571 (46.9% of revenue) in the most recent quarter versus $2,039,774 (40.0% of revenue) in the prior-year quarter and $1,265,236 (28.9% of revenue) in the second quarter of 2016. The decrease is commensurate with the 15% decrease in revenues for the three months ended September 30, 2016 offset by an improvement in cost of sales as a percentage of revenues to 53% for the three months ended September 30, 2016 compared with 60% for the three months ended September 30, 2015. We believe that the FirstVU HD connector upgrade and board contamination issues have been resolved and that we should return to more normal gross profit margins in future quarters. Our goal is to improve gross margins to 60% of revenue over the longer term based on the expected margins of our newer products, in particular the DVM-800 and FirstVU HD, if they continue to gain traction in the marketplace and production levels increase. In addition, as revenue from these products increases, we will seek to further improve gross margins through economies of scale and more efficient utilization of fixed manufacturing overhead components. We plan to continue our initiative on more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses increased 26% to $5,275,212 in the third quarter of 2016, compared with $4,180,559 in the third quarter of 2015. Selling, advertising and promotional expense rose 16% to $1,369,244 for the three months ended September 30, 2016 compared with $1,175,498 a year earlier. The increase is primarily attributable to litigation expenses, timing of recording our Title Sponsorship of the Web.com Tour golf tournament, national law enforcement continuing education training, and higher compensation expense. The Company views certain of these as extraordinary expenses and will be minimized to the extent possible in the future. Net promotional expenses related to the golf tournament were $497,235 in third quarter 2016 compared to $172,623 for third quarter 2015 due to the sponsorship. We intend to minimize our net sponsorship expense for the 2017 golf tournament by attracting other sponsors to the event to generate offsetting fees. Professional fees and expenses totaled $432,325 and $259,512 for the three months ended September 30, 2016 and 2015, respectively, an increase of $172,813 (67%). The increase in professional fees and expenses for the three months ended September 30, 2016 compared to 2015 is primarily attributable to higher litigation expenses related to the Utility, Taser and WatchGuard lawsuits. We expect litigation expense to trend higher during the remainder of 2016 and 2017 as we commence the jury trial in the Utility lawsuit and discovery activities in the Taser and WatchGuard lawsuits. We intend to pursue recovery from Utility, Taser, WatchGuard, their insurers and other responsible parties as appropriate. Executive, sales and administrative staff payroll expenses totaled $1,641,014 and $830,379 for the three months ended September 30, 2016 and 2015, respectively, an increase of $810,635 (98%). This increase is attributable to the need to hire additional technical support staff to handle field inquiries and installation matters because our installed customer base has expanded and additional technical and marketing support was required for our newer products, such as the DVM-800 and FirstVU HD and higher compensation expense.

For the reasons previously stated, our operating loss was $3,241,641 and $2,140,785 for the three months ended September 30, 2016 and 2015, respectively.

Interest expense totaled $776 and $74,958 during the three months ended September 30, 2016 and 2015, respectively, due to our reduced indebtedness in 2016. All interest bearing debt other than capital leases was retired in 2015 from the proceeds of our registered direct offering of common stock in July 2015.

Non-operating expense of $19,075 was recorded in the third quarter of 2016 as a result of changes in warrant derivative values compared with non-operating income of $18,740 for third quarter 2015.

Because the Company elected to account for and record its Senior Secured Convertible Note payable on a fair value basis, it was required to expense certain related issuance costs to “other expense” during the third quarter of 2015. Such costs totaled $0 and $19,495 at September 30, 2016 and 2015, respectively.

Interest income increased to $5,913 for the three months ended September 30, 2016 versus $4,430 a year earlier.

The Company reported a 2016 third quarter net loss of ($3,255,579), or ($0.61) per share, compared with a prior-year net loss of ($2,141,163), or ($0.45) per share. No income tax provision or benefit was recorded in the third quarter of either 2016 or 2015. The weighted average number of shares outstanding totaled 5,380,855 in the most recent quarter, versus 4,799,126 in the year-earlier quarter.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including approximately $37.5 million of net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted EBITDA loss (before, depreciation, amortization, net interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, secured convertible note issuance expenses, and stock-based compensation), of ($2,684,671), or ($0.50) per share, for the quarter ended September 30, 2016, versus a non-GAAP adjusted EBITDA loss of ($1,513,189), or ($0.32) per share, in the third quarter of 2015. Non-GAAP adjusted EBITDA loss is described in greater detail in a table at the end of this press release.

Nine-Month Operating Results

For the nine months ended September 30, 2016, the Company’s revenue decreased 12% to approximately $13.1 million, compared with revenue of approximately $15.0 million in the first nine months of 2015. The Company experienced delays in FirstVU orders during 2016 as it dealt with the PCB board contamination and connector upgrade issues. Marketplace confusion from a competitor’s misleading press release regarding our patented “auto-activation” technology continued to occur during the period.

Digital Ally shipped eight orders in excess of $100,000 each during the nine months of 2016, which generated combined revenue of approximately $2.6 million. During the prior-year period, the Company shipped seventeen orders valued individually at greater than $100,000, for a total of $3.0 million in revenue.

International revenue totaled $1,154,412 during the first nine months of 2016, versus $114,413 in the corresponding period of the previous year. The Company recorded revenues of $760,000 from an order by a non-law enforcement international customer in 2016.

Gross profit decreased 24% to $5,152,426 (39.0% of revenue) in the nine months ended September 30, 2016, from $6,785,708 (45.0% of revenue) in the prior-year period. The decline is commensurate with the 12% decrease in sales for the nine months ended September 30, 2016 and cost of sales as a percentage of revenues increasing to 61% during the nine months ended September 30, 2016 from 55% for the nine months ended September 30, 2015. We believe that gross margins will improve during the balance of 2016 and 2017 because we have corrected the workmanship and other issues affecting our FirstVU HD product during recent quarters, including the PCB contamination and flux issues addressed in the second and third quarters of 2016.

Selling, general and administrative expenses were $13,624,619 and $11,706,650 for the nine months ended September 30, 2016 and 2015, respectively, an increase of $1,917,969 (16%). Overall selling, general and administrative expenses as a percentage of sales increased to 104% in 2016 from 78% in 2015. Our net promotional expenses related to the sponsorship of the 2016 golf tournament was $499,271 compared with $172,623 for the 2015 tournament. We intend to minimize our net sponsorship expense for the 2017 golf tournament by attracting other sponsors to the event to generate offsetting fees. Other contributors include litigation expenses, customer continuing education training, and higher compensation expense. The Company views certain of these as extraordinary expenses and will be minimized to the extent possible in the future.

The Company reported an operating loss of ($8,472,193) for the nine months ended September 30, 2016, compared with an operating loss of ($4,920,942) in the year-earlier period.

Interest income increased to $22,103 for the nine months ended September 30, 2016 from $12,573 in 2015.

We incurred interest expense of $2,438 and $280,972 during the nine months ended September 30, 2016 and 2015, due to our reduced indebtedness in 2016. All interest bearing debt other than capital leases was retired in 2015 from the proceeds of our registered direct offering of common stock in July 2015.

Non-operating income of $18,740 was recorded in the nine months ended September 30, 2016 as a result of changes in warrant derivative values compared with non-operating income of $371,428 in the year-earlier period.

The holder of the $4.0 million Senior Secured Convertible Note exercised its right to convert the remaining principal balance of such Note into common stock during the first quarter of 2015. Because the Company elected to account for and record the Note on a fair value basis, when the holder of the Note exercised its right to convert the remaining principal balance of the Note and accrued interest into 661,213 shares of common stock, a non-cash, non-recurring charge of $4,434,383 was incurred during the nine months ended September 30, 2015. This reflected the increase in the Company’s stock price over the conversion rate as of the conversion dates. There was no corresponding income or expense relative to changes in fair value of secured convertible notes payable in 2016 since the Note was fully converted in 2015.

Because the Company elected to account for and record such Note on a fair value basis, it was required to expense certain related issuance costs to “other expense” during the nine months ended September 2015. Such costs totaled $0 at September 30, 2016 and $93,845 at September 30, 2015.

Other income was $0 for the nine months ended September 30, 2016 compared with $1,878 in the first nine months of 2015.

The Company reported a net loss of ($8,433,788), or ($1.59) per share, in the first nine months of 2016, compared with a prior-year net loss of ($9,344,263), or ($2.29) per share. No income tax provision or benefit was recorded in the first nine months of either 2016 or 2015. The weighted average number of shares outstanding totaled 5,315,646 in the nine months ended September 30, 2016, versus 4,076,493 in the year-earlier period.

On a non-GAAP basis, the Company reported an adjusted EBITDA loss (earnings/loss before, depreciation, amortization, net interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, secured convertible note issuance expenses, and stock-based compensation), of ($6,838,344), or ($1.29) per share, for the nine months ended September 30, 2016, versus a non-GAAP adjusted EBITDA loss of ($3,356,221), or ($0.82) per share, in the nine months ended September 30, 2015. Non-GAAP adjusted EBITDA loss is described in greater detail in a table at the end of this press release.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures is defined as adjusted EBITDA, which is net income/loss adjusted to add back interest, taxes, depreciation and amortization plus additional adjustments for other non-cash or non-recurring items such as share-based compensation expense, changes in fair value of secured convertible notes payable, secured convertible notes playable issuance expenses and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time (ET) on Thursday, November 10, 2016, to discuss its operating results for the third quarter and first nine months of 2016, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering the conference ID# 15223198 a few minutes before 11:15 a.m. Eastern Time on Thursday, November 10, 2016.

A replay of the conference call will be available two hours after the completion of the call from November 10, 2016 until 11:59 p.m. on February 10, 2016 by dialing 855-859-2056 and entering the conference ID# 15223198.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY.”

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels during the balance of 2016 and beyond; whether demand for the FirstVU HD and other products will accelerate in future periods; whether the Company has resolved its production issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products, and the degree to which the interest shown in its new products, including the FirstVU HD, VuLink, VuVault.net, FleetVU and MicroVU HD, will continue to translate into sales in future periods; whether the Company’s “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras; whether the Company will achieve positive outcomes in its litigation with various parties, including Taser, Utility Associates and WatchGuard; whether Utility Associates will appeal the USPTO’s final decision on the ’556 Patent and if so, whether such appeal will be successful in whole or in part; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Taser and Utility Associates respecting the Company, its products and customers; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its newer product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the FirstVU HD, DVM-800 and commercial products will continue to generate an increasing portion of the Company’s total sales; whether the civil unrest in several U.S. cities will translate into growth in demand for the Company’s products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2015 and quarterly report on Form 10-Q for the three and six months ended June 30, 2016, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Dan Reynolds
Investor Relations
(913) 274-2512
Dan.Reynolds@DigitalAllyInc.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

	(Unaudited)
	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,815,699	$6,924,079
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2016 and $74,997 – 2015	2,517,518	3,368,909
Accounts receivable-other	289,520	142,473
Inventories, net	10,412,276	10,661,766
Prepaid expenses	633,761	586,015
Total current assets	15,668,774	21,683,242

Furniture, fixtures and equipment	2,327,686	2,043,041
Less accumulated depreciation and amortization	1,378,805	978,855

	948,881	1,064,186

Intangible assets, net	468,936	410,261
Other assets	291,994	316,521
Total assets	$17,378,585	$23,474,210

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,777,767	$1,374,160
Accrued expenses	1,247,993	936,327
Derivative liabilities	48,313	67,053
Capital lease obligations-current	32,329	34,828
Deferred revenue-current	811,318	568,988
Income taxes payable	7,048	10,139
Total current liabilities	3,924,768	2,991,495

Long-term liabilities:
Capital lease obligations-less current portion	16,866	41,284
Deferred revenue- less current portion	1,892,832	1,685,891

Total liabilities	5,834,466	4,718,670

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 common stock shares authorized; shares issued and outstanding: 0 – 2016 and 2015	—	—
Common stock, $0.001 par value; 25,000,000 common stock shares authorized; shares issued: 5,447,049 – 2016 and 5,241,999 – 2015	5,447	5,242
Additional paid in capital	59,076,340	57,854,178
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(45,380,442)	(36,946,654)

Total stockholders’ equity	11,544,119	18,755,540

Total liabilities and stockholders’ equity	$17,378,585	$23,474,210

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2016 AND 2015

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Product revenue	$3,918,167	$4,914,411	$12,226,147	$14,471,609
Other revenue	421,360	181,677	902,734	507,480
Total revenue	4,339,527	5,096,088	13,128,881	14,979,089
Cost of revenue	2,305,956	3,056,314	7,976,455	8,193,381
Gross profit	2,033,571	2,039,774	5,152,426	6,785,708
Selling, general and administrative expenses:
Research and development expense	731,077	720,640	2,353,081	2,247,863
Selling, advertising and promotional expense	1,369,244	1,175,498	3,295,743	2,951,791
Stock-based compensation expense	422,246	479,084	1,203,312	1,077,485
General and administrative expense	2,752,645	1,805,337	6,772,483	5,429,511
Total selling, general and administrative expenses	5,275,212	4,180,559	13,624,619	11,706,650
Operating loss	(3,241,641)	(2,140,785)	(8,472,193)	(4,920,942)

Interest income	5,913	4,430	22,103	12,573
Change in warrant derivative liabilities	(19,075)	89,645	18,740	371,428
Change in fair value of secured convertible notes payable	—	—	—	(4,434,383)
Senior secured convertible notes payable issuance expenses	—	(19,495)	—	(93,845)
Other income (expense)	—	—	—	1,878
Interest expense	(776)	(74,958)	(2,438)	(280,972)
Loss before income tax expense	(3,255,579)	(2,141,163)	(8,433,788)	(9,344,263)
Income tax (expense) benefit	—	—	—	—
Net loss	$(3,255,579)	$(2,141,163)	$(8,433,788)	$(9,344,263)
Net loss per share information:
Basic	$(0.61)	$(0.45)	$(1.59)	$(2.29)
Diluted	$(0.61)	$(0.45)	$(1.59)	$(2.29)

Weighted average shares outstanding:
Basic	5,380,855	4,799,126	5,315,646	4,076,493
Diluted	5,380,855	4,799,126	5,315,646	4,076,493

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA LOSS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2016 AND 2015

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net loss	$(3,255,579)	$(2,141,163)	$(8,433,788)	$(9,344,263)
Non-GAAP adjustments:
Stock-based compensation	422,246	479,084	1,203,312	1,077,485
Depreciation and amortization	134,724	144,082	430,537	472,785
Change in fair value of secured convertible notes payable	—	—	—	4,434,383
Convertible note payable issuance expenses	—	19,495	—	93,845
Change in derivative liabilities	19,075	(89,645)	(18,740)	(371,428)
Interest (income) expense, net	(5,137)	74,958	(19,665)	280,972

Total Non-GAAP adjustments	570,908	627,974	1,595,444	5,988,042

Non-GAAP adjusted EBITDA loss	$(2,684,671)	$(1,513,189)	$(6,838,344)	$(3,356,221)

Non-GAAP adjusted EBITDA loss per share information:
Basic	$(0.50)	$(0.32)	$(1.29)	$(0.82)
Diluted	$(0.50)	$(0.32)	$(1.29)	$(0.82)

GAAP basis EBITDA loss per share information:
Basic	$(0.61)	$(0.45)	$(1.59)	$(2.29)
Diluted	$(0.61)	$(0.45)	$(1.59)	$(2.29)

Weighted average shares outstanding:
Basic	5,380,855	4,799,126	5,315,646	4,076,793
Diluted	5,380,855	4,799,126	5,315,646	4,076,793

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(8,433,788)	$(9,344,263)
Adjustments to reconcile net loss to net cash flows (used in) operating activities:
Depreciation and amortization	430,537	472,785
Secured convertible note payable expenses	—	93,845
Stock-based compensation	1,203,312	1,077,485
Change in derivative liabilities	(18,740)	(371,428)
Change in fair value of secured convertible note payable	—	4,434,383
Interest expense related to stock conversion and note extension	—	93,244
Provision for inventory obsolescence	253,048	411,357
Provision for doubtful accounts receivable	(4,997)	9,020
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	856,388	(146,007)
Accounts receivable - other	(147,047)	10,616
Inventories	(3,558)	(3,803,303)
Prepaid expenses	(47,746)	(193,667)
Other assets	24,527	(98,149)
Increase(decrease) in:
Accounts payable	403,607	(602,767)
Accrued expenses	311,666	66,698
Income taxes payable	(3,091)	3
Deposits	—	(1,878)
Deferred revenue	449,271	860,070
Net cash (used in) operating activities	(4,726,611)	(7,031,956)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(284,644)	(247,335)
Additions to intangible assets	(89,263)	(147,439)
Release of restricted cash related to secured convertible note	—	1,500,000
Net cash provided by (used in) investing activities	(373,907)	1,105,226

Cash Flows from Financing Activities:
Proceeds from issuance of common stock and warrants, net of issuance costs	—	11,223,285
Payment of notes payable	—	(2,500,000)
Debt issuance expense for secured convertible notes payable	—	(93,845)
Proceeds from exercise of stock options and warrants	19,055	2,133,889
Principal payments on capital lease obligation	(26,917)	(73,554)
Net cash provided by (used in) financing activities	(7,862)	10,689,775

Net increase (decrease) in cash and cash equivalents	(5,108,380)	4,763,045
Cash and cash equivalents, beginning of period	6,924,079	3,049,716
Cash and cash equivalents, end of period	$1,815,699	$7,812,761
Supplemental disclosures of cash flow information:
Cash payments for interest	$2,425	$176,769
Cash payments for income taxes	$10,591	$8,197
Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$200	$139
Capital expenditures financed by capital lease obligations	$—	$94,367
Conversion of secured convertible note into common stock	$—	$7,740,834

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2016 FILED WITH THE SEC)